EXHIBIT 99.1

FTD, Inc. Signs Definitive Merger Agreement to be Acquired by Leonard Green & Partners

FTD Stockholders to Receive $24.85 Per Share in Cash

DOWNERS GROVE, Ill., October 6, 2003 — FTD, Inc. (NASDAQ: FTDI) today announced the signing of a definitive merger agreement to be acquired by Green Equity Investors IV, L.P., an affiliate of Leonard Green & Partners, L.P.

FTD entered into the merger agreement following the unanimous recommendation of the members of FTD’s Board of Directors.  Under the terms of the agreement, FTD’s stockholders will receive $24.85 per share in cash upon the closing of the merger.  The aggregate value of the merger transaction is approximately $420 million.  Goldman, Sachs & Co. acted as FTD’s financial advisor in connection with the proposed transaction.

Robert L. Norton, FTD’s Chief Executive Officer, will continue in his position following the merger.  Mr. Norton will exchange a portion of his equity holdings in FTD for equity in the surviving company and other members of FTD management will be offered the opportunity to participate in similar exchanges.  The balance of management’s equity holdings in FTD will be acquired or canceled for the same consideration that all of FTD’s other equity holders are receiving for their equity interests in the merger.  FTD’s principal stockholders, who collectively own approximately 72% of the outstanding shares of FTD’s common stock, have agreed to vote their voting shares in favor of the merger.

Peter J. Nolan, managing partner of Leonard Green & Partners, said, “We look forward to our partnership with FTD and its management team led by Bob Norton.  Leonard Green is committed to providing the capital necessary to grow FTD’s Florist and Consumer Businesses while continuing to provide high quality service to FTD florists and consumers.”

Robert L. Norton, Chairman of the Board and Chief Executive Officer of FTD, stated, “We are extremely pleased to enter into the merger agreement with Leonard Green.  We believe that the transaction brings significant value to our stockholders and enables FTD to continue to build upon the leading position of our Florist and Consumer Businesses.”

The closing of the transaction is subject to certain terms and conditions customary for transactions of this type, including stockholder approval, receipt of antitrust clearance and the completion of financing.  Stockholder approval will be solicited by FTD by means of a proxy statement, which will be mailed to FTD stockholders upon the completion of the required Securities and Exchange Commission filing and review process.  The parties currently anticipate consummating the transaction in the first calendar quarter of 2004.  The equity financing necessary for the transaction has been committed by Leonard Green & Partners, L.P., through Green Equity Investors IV, L.P., a $1.85 billion private equity fund, and the debt financing necessary for the transaction has been committed by Credit Suisse First Boston and UBS AG.

FTD, Inc., supported by its worldwide FTD brand, is a leading provider of floral services and products.  FTD’s Florist Business primarily markets floral products and services to approximately 20,000 FTD members and other retail locations offering floral products in the U.S. and Canada and connects approximately 29,000 additional florists through affiliated or related organizations in 150 countries outside of North America.  FTD’s Consumer Business is a direct marketer of flowers and specialty gifts, primarily through the www.FTD.COM Web site and 1-800-SEND-FTD telephone number.  FTD’s Class A Common Stock is quoted on the NASDAQ National Market under the symbol “FTDI.”  Additional information about FTD, including investor relations, is available at its Web site, www.FTDI.com.

Leonard Green & Partners is a private Los Angeles-based merchant banking firm specializing in organizing, structuring and sponsoring management buy-outs, going-private transactions and recapitalizations of established public and private companies.  Leonard Green & Partners has significant investments in Petco Animal Supplies, Inc., a leading specialty retailer of premium pet food and supplies; Rite Aid Corporation, a national chain of 3,400 drug stores; VCA Antech, Inc., the nation’s largest network of veterinary-exclusive laboratories and free-standing, full service animal hospitals; Rand McNally, the nation’s leading map publisher; Gart Sports Company, the nation’s second largest sporting goods retailer; Liberty Group Publishing, Inc. a publisher of community newspapers and related publications; Leslie’s Poolmart, Inc., the nation’s leading retailer of pool supplies; and Varsity Brands, Inc., a leading provider of goods and services to the school spirit industry.  Leonard Green & Partners is the largest private equity firm in Southern California managing in excess of $3.6 billion of private equity capital.

The proxy statement that FTD plans to file with the Securities and Exchange Commission and mail to its stockholders will contain information about FTD, Leonard Green & Partners, the proposed merger and related matters.  Stockholders are urged to read the proxy statement carefully when it is available, as it will contain important information that stockholders should consider before making a decision about the merger.  In addition to receiving the proxy statement from FTD in the mail, stockholders will also be able to obtain the proxy statement, as well as other filings containing information about FTD, without charge, at the Securities and Exchange Commission’s web site (http://www.sec.gov).  Stockholders may also obtain copies of these documents without charge by requesting them in writing from FTD, Inc. 3113 Woodcreek Drive, Downers Grove, Illinois, 60515, or by telephone at (630) 719-7800.

FTD and its executive officers and directors may be deemed to be participants in the solicitation of proxies from FTD’s stockholders with respect to the proposed merger.  Information regarding any interests that FTD’s executive officers and directors may have in the transaction will be set forth in the proxy statement.

Forward-Looking Statements

This press release contains various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the proposed transaction between FTD, Inc. and Leonard Green & Partners and involving risks and uncertainties related to the occurrence of future events.  These forward-looking statements are based on management’s current expectations, assumptions, estimates and projections about the current economic environment, FTD and its industry.  Certain factors that could cause actual events not to occur as expressed in the forward-looking statement include, but are not limited to, (i) the failure to obtain the necessary stockholder approval, antitrust clearance or required financing in a timely manner or at all and (ii) satisfaction of various other closing conditions contained in the definitive merger agreement.  Other potential risks and uncertainties are discussed in FTD’s reports and other documents filed with the Securities and Exchange Commission from time to time.  FTD assumes no obligation to update the forward-looking information.  Such forward looking statements are based upon many estimates and are inherently subject to significant economic and competitive uncertainties and contingencies, many of which are beyond the control of management of FTD.  Inclusion of such forward-looking statements herein should not be regarded as a representation by FTD that the statements will prove to be correct.